Pentair, Inc. 5500 Wayzata Blvd., Suite 800 Golden Valley, MN 55416 763 545 1730 Tel 763 656 5204 Fax	Exhibit 99.1
News Release

Pentair Reports a 45% Sales Increase, a 50% EPS Improvement, and a 50 Basis Point Margin Gain in First Quarter of 2005

GOLDEN VALLEY, Minn. — April 26, 2005 — Pentair (NYSE: PNR) today announced its first quarter 2005 results, highlighting a 50 percent year-over-year increase in earnings per share (EPS) from continuing operations driven chiefly by share gains in robust Enclosures markets, stronger margins in Enclosures and in Pentair’s heritage water businesses, and the contributions of the new water businesses.

Pentair’s first quarter 2005 net sales totaled $709.6 million, up 45 percent from $488.5 million in the same period a year ago. Organic sales – removing the effects of acquisitions and excluding favorable foreign currency exchange – grew approximately five percent. Operating income for the first quarter totaled $76.4 million, 52 percent greater than the $50.1 million reported in the same period last year. First quarter 2005 EPS of $0.42 compares to first quarter 2004 EPS from continuing operations of $0.28. The $0.42 EPS includes a benefit of approximately one cent from a favorable settlement of a routine IRS exam for prior years resulting in a release of tax contingency reserves.

“We rate the first quarter of 2005 a solid success on the basis of a 45 percent gain in sales, a 52 percent improvement in operating income, a 50 percent increase in EPS, and a 50 basis point expansion in margins,” said Randall J. Hogan, Pentair chairman and chief executive officer. “Organic growth of five percent was driven principally by nearly seven percent growth in North America and strong growth in China, offset somewhat by lower sales in Europe.”

(more)

During the first quarter, Pentair used a net $98 million of cash to support the combined seasonality of the Sta-Rite and Pentair Pool operations as well as working capital requirements to facilitate the rationalization of Water operations and cash payments for various customer rebates and employee bonus plans. Capital expenditures were also higher due to construction of facilities in Mexico and China that will improve Pentair’s cost structure and accommodate future growth. Pentair anticipates that cash flow for the first half of 2005 will be positive due to reductions in working capital projected in the second quarter. Pentair expects to exceed $200 million of free cash flow in 2005.

In the Water Group, first quarter 2005 sales of $512.1 million were 63 percent higher than the $314.0 million recorded in the same period last year. Strong Asian sales and improved North American sales of pumps, and foodservice, marine and recreational vehicle filtration sales drove organic growth. This growth was somewhat offset by the contraction of sales in Europe, resulting in organic growth for the Water Group in the low single digits.

First quarter 2005 operating income in the Water Group totaled $61.8 million, up from $41.5 million for the same period last year. Operating income margins of 12.1 percent in the first quarter reflect the lower initial margins of the former WICOR businesses. Pentair said the Water Group showed significant progress in closing the gap on the margin differential between the new Water Group and Pentair’s heritage Water Group, from a gap of 230 basis points in the fourth quarter of 2004 to a gap of only 110 basis points in the first quarter of 2005.

Integration of the former WICOR businesses proceeded as expected during the quarter with 10 facilities closed or consolidated to date, and another five closings or consolidations in progress. In February, Pentair completed construction of a water products manufacturing facility near the campus of Pentair’s existing operations in Reynosa, Mexico, and production began in March. Operations at the new facility will continue to ramp-up throughout 2005.

(more)

Pentair’s Enclosures Group delivered 13 percent sales growth with first quarter 2005 sales totaling $197.9 million compared to a year-earlier total of $174.8 million. Sales in North America were very strong, offset by a small reduction in European sales. Pentair attributed the overall increase to market share gains driven by continued wins in targeted growth markets, the impact of new product introductions, and improved service and delivery, coupled with strong demand from North American industrial, commercial and technology markets.

First quarter operating income in the Enclosures Group increased 34 percent from the same period last year, totaling $25.9 million in 2005 versus $19.4 million in 2004. Margins reached 13.1 percent, expanding by 200 basis points over the first quarter 2004, and delivering the Enclosures Group’s 13th consecutive quarter of sequential margin improvement. This performance was driven by higher volume in North America and productivity gains from the Pentair Integrated Management System and supply management initiatives.

“In both our Water and Enclosures businesses, we are capturing solid organic growth in those markets where we have executed our growth initiatives; now we need to replicate those successes, particularly in Europe. In operations, we continue to more than offset material cost inflation with pricing and productivity, the integration of the former WICOR businesses is progressing smoothly, and we continue to pursue acquisition opportunities in both Water and Enclosures,” Hogan said. “Looking ahead to our second quarter results, we reiterate our expectation of EPS between $0.61 and $0.65, which is at minimum 45 percent higher than the same period in 2004. In addition, we are raising the low end of our previous 2005 EPS guidance from $1.95 to $2.00, while maintaining the high end of the range at $2.10.”

A Pentair conference call scheduled for 11:00 a.m. CDT today will be webcast live via http://www.pentair.com. A link to the conference call is posted on the site’s “Financial Information” page and will be archived at the same location.

(more)

Pentair, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

	Three months ended
In thousands, except per-share data	April 2 2005	April 3 2004
Net sales	$709,635	$488,453
Cost of goods sold	505,497	348,380

Gross profit	204,138	140,073
% of net sales	28.8%	28.7%

Selling, general and administrative	116,338	83,652
% of net sales	16.4%	17.1%

Research and development	11,427	6,311
% of net sales	1.6%	1.3%

Operating income	76,373	50,110
% of net sales	10.8%	10.3%

Net interest expense	11,276	7,645
% of net sales	1.6%	1.6%

Income from continuing operations before income taxes	65,097	42,465
% of net sales	9.2%	8.7%

Provision for income taxes	21,792	14,223
Effective tax rate	33.5%	33.5%

Income from continuing operations	43,305	28,242

Income from discontinued operations, net of tax	—	11,968

Net income	$43,305	$40,210

Earnings per common share
Basic
Continuing operations	$0.43	$0.29
Discontinued operations	—	0.12

Basic earnings per common share	$0.43	$0.41

Diluted
Continuing operations	$0.42	$0.28
Discontinued operations	—	0.12

Diluted earnings per common share	$0.42	$0.40

Weighted average common shares outstanding
Basic	100,363	98,428
Diluted	102,742	100,531

Cash dividends declared per common share	$0.130	$0.105

Pentair, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

In thousands	April 2 2005	December 31 2004	April 3 2004
Assets
Current assets
Cash and cash equivalents	$43,839	$31,495	$63,246
Accounts and notes receivable, net	475,603	396,459	313,016
Inventories	339,910	323,676	175,511
Current assets of discontinued operations	—	—	343,343
Deferred tax assets	49,913	49,074	30,242
Prepaid expenses and other current assets	27,838	24,433	24,863

Total current assets	937,103	825,137	950,221

Property, plant and equipment, net	335,063	336,302	226,523

Other assets
Non-current assets of discontinued operations	—	393	534,830
Goodwill	1,620,719	1,620,404	997,283
Intangibles, net	255,028	258,126	97,487
Other	81,009	80,213	83,173

Total other assets	1,956,756	1,959,136	1,712,773

Total assets	$3,228,922	$3,120,575	$2,889,517

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt	$17,423	$11,957	$4,884
Accounts payable	185,138	195,289	122,861
Employee compensation and benefits	76,873	104,821	54,405
Accrued product claims and warranties	44,297	42,524	25,670
Current liabilities of discontinued operations	192	192	167,253
Income taxes	25,446	27,395	24,842
Accrued rebates and sales incentives	26,352	41,618	14,076
Other current liabilities	104,588	103,083	64,646

Total current liabilities	480,309	526,879	478,637

Long-term debt	848,006	724,148	829,135
Pension and other retirement compensation	138,524	135,356	99,804
Post-retirement medical and other benefits	70,013	69,667	25,888
Deferred tax liabilities	145,294	142,873	60,664
Other non-current liabilities	72,431	70,804	55,639
Non-current liabilities of discontinued operations	2,866	3,054	39,801

Total liabilities	1,757,443	1,672,781	1,589,568

Shareholders’ equity	1,471,479	1,447,794	1,299,949

Total liabilities and shareholders’ equity	$3,228,922	$3,120,575	$2,889,517

Days sales in accounts receivable (13 month moving average)	54	52	53
Days inventory on hand (13 month moving average)	65	62	57
Days in accounts payable (13 month moving average)	57	57	54
Debt/total capital	37.0%	33.7%	39.1%

Pentair, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three months ended
In thousands	April 2 2005	April 3 2004
Operating activities
Net income	$43,305	$40,210
Adjustments to reconcile net income to net cash provided by operating activities
Net income from discontinued operations	—	(11,968)
Depreciation	14,463	10,441
Amortization	5,868	3,144
Deferred income taxes	2,391	643
Changes in assets and liabilities, net of effects of business acquisitions and dispositions
Accounts and notes receivable	(85,608)	61,765)
Inventories	(19,489)	(9,959)
Prepaid expenses and other current assets	(4,331)	(5,792)
Accounts payable	(7,382)	30,013
Employee compensation and benefits	(27,416)	(7,526)
Accrued product claims and warranties	1,544	1,265
Income taxes	(1,681)	9,975
Other current liabilities	(605)	4,660
Pension and post-retirement benefits	3,646	1,955
Other assets and liabilities	(1,250)	(2,242)

Net cash (used for) provided by continuing operations	(76,545)	3,054
Net cash provided by (used for) discontinued operations	205	(130)

Net cash (used for) provided by operating activities	(76,340)	2,924

Investing activities
Capital expenditures	(21,289)	(6,955)
Acquisitions, net of cash acquired	(10,301)	(2,296)
Divestitures	(1,190)	—
Other	17	—

Net cash used for investing activities	(32,763)	(9,251)

Financing activities
Proceeds from long-term debt	120,000	85,816
Repayment of long-term debt	12,490	(62,485)
Proceeds from exercise of stock options	2,599	9,344
Dividends paid	(13,428)	(10,457)

Net cash provided by financing activities	121,661	22,218

Effect of exchange rate changes on cash	(214)	(634)

Change in cash and cash equivalents	12,344	15,257
Cash and cash equivalents, beginning of period	31,495	47,989

Cash and cash equivalents, end of period	$43,839	$63,246

Free cash flow
Net cash (used for) provided by operating activities	$(76,340)	$2,924
Less capital expenditures continuing operations	(21,289)	(5,480)
Less capital expenditures discontinued operations	—	(1,475)

Free cash flow	$(97,629)	$(4,031)

Pentair, Inc. and Subsidiaries

Supplemental Financial Information by Reportable Business Segment (Unaudited)

In thousands	First Qtr 2005	First Qtr 2004
Net sales to external customers
Water	$512,110	$314,002
Enclosures	197,949	174,803
Intersegment sales elimination	(424)	(352)

Consolidated	$709,635	$488,453

Operating income (loss)
Water	$61,803	$41,547
Enclosures	25,926	19,354
Other	(11,356)	(10,791)

Consolidated	$76,373	$50,110

Operating income as a percent of net sales
Water	12.1%	13.2%
Enclosures	13.1%	11.1%
Consolidated	10.8%	10.3%

About Pentair, Inc.

Pentair (www.pentair.com) is a diversified operating company headquartered in Minnesota. Its Water Group is a global leader in providing innovative products and systems used worldwide in the movement, treatment, storage and enjoyment of water. Pentair’s Enclosures Group is a leader in the global enclosures market, designing and manufacturing standard, modified and custom enclosures that house and protect sensitive electronics and electrical components. With 2004 revenues of $2.28 billion, or $2.76 billion on a pro forma basis, Pentair has approximately 13,000 employees worldwide.

Any statements made about the company’s anticipated financial results are forward-looking statements subject to risks and uncertainties such as continued economic growth; the ability to integrate the WICOR acquisition successfully and the risk that expected synergies may not be fully realized or may take longer to realize than expected; foreign currency effects; retail and industrial demand; product introductions; and pricing and other competitive pressures. Forward-looking statements included herein are made as of the date hereof, and the company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances. Actual results could differ materially from anticipated results.

Pentair Contacts:

Rachael Jarosh	Mark Cain
Communications	Investor Relations
Tel.: (763) 656-5280	Tel.: (763) 656-5278
E-mail: rachael.jarosh@pentair.com	E-mail: mark.cain@pentair.com